EXHIBIT 3.1(h)

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                              SENSE HOLDINGS, INC.

         Pursuant to Section 607.1006 of the Florida Business Corporation Act of the State of Florida, the undersigned President of Sense Holdings, Inc., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the "Corporation"), bearing document number P99000063834, does hereby certify:

         First, that pursuant to the unanimous written consent of the Board of Directors of this Corporation pursuant to Section 607.0821 of the Business Corporation Act, on November 5, 2007, the Board of Directors approved the following amendments to the Corporation's Articles of Incorporation:

                                    ARTICLE I
                                 CORPORATE NAME

         The name of this Corporation shall be: China America Holdings, Inc.

                                   ARTICLE IV
                                  CAPITAL STOCK

         The maximum number of shares of stock which this Corporation shall be authorized to issue and have outstanding at any one time shall be five hundred million (500,000,000) shares of common stock having a par value of $0.001 per share.

         Second, these Articles of Amendment shall be effective as of close of business on November 26, 2007.

         Third, the foregoing amendments were approved and adopted by the written consent of shareholders of the Corporation effective November 8, 2007 pursuant to the provisions of Section 607.0704 of the Business Corporation Act, which such consenting shareholders had not less than the minimum number of votes that would have been necessary to authorize or take such actions at a meeting at which the holders of all shares entitled to vote thereon were present and voted.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of November 8, 2007.


                                               /s/ Dore Scott Perler
                                               Dore Scott Perler, President

James M. Schneider, Esq.
Florida Bar No. 214338
Schneider Weinberger & Beilly LLP
2200 Corporate Boulevard, N.W.
Suite 210
Boca Raton, Florida  33431
(561) 362-9595